EXHIBIT 4.1

THIS DEBENTURE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

GLOBAL BOATWORKS HOLDINGS, INC.

6% CONVERTIBLE DEBENTURE

$________

September __, 2020

FOR VALUE RECEIVED, Global Boatworks Holdings, Inc., a Florida corporation (the “Company”) with its principal executive office at 2637 Atlantic Blvd., Pompano Beach, Florida  33062, promises to pay to the order of __________ (the “Holder”) or registered assigns, on the two year anniversary of the date hereof (the “Original Issue Date”), unless accelerated due to the occurrence of an Event of Default (the earlier of such dates is referred to as the “Maturity Date”), the principal amount of ______ Thousand Dollars ($__,000.00) (the “Principal Amount”) and interest on the Principal Amount, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Interest on this Debenture shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof.  This Debenture may be prepaid by the Company without penalty.  This Debenture is issued pursuant to that certain Securities Purchase Agreement of the same date hereof (the “Agreement”).

1.

Conversion.

A.

This Debenture shall be convertible into shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”),  at the option of the Holder, in whole or in part at any time and from time to time, after the Original Issue Date. The number of shares of Common Stock issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the Principal Amount and interest to be converted by (y) the Conversion Price (as defined herein). The Company shall deliver Common Stock certificates to the Holder prior to the third (3rd) trading day after a Conversion Date.

B.

The Holder shall effect conversions by delivering to the Company a completed notice in the form attached hereto as Exhibit A (a “Conversion Notice”). The date on which a Conversion Notice is delivered is the “Conversion Date.” Unless the Holder is converting the entire principal amount outstanding under this Debenture, the Holder is not required to physically surrender this Debenture to the Company in order to effect conversions. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture plus all accrued and unpaid interest thereon in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

C.

The Holder is entitled, at its option, to convert, and sell on the same day, at any time, until payment in full of this Debenture, all or any part of the principal amount of the Debenture, plus accrued interest, into shares of the Company’s common stock, par value $0.0001 per share, at the price per share equal to $0.37 (the “Conversion Price”).

2.

Computation of Interest.

A.

Base Interest Rate; Payment of Interest.  The outstanding Principal Amount shall bear interest at the rate of 6.0% per annum. Interest shall be based on a 360 day year.  Accrued interest will be due and payable on the Maturity Date.

B.

Maximum Rate.  In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Debenture (“Applicable Usury Laws”), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Debenture to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment.  All such deemed prepayments shall be applied to the principal balance payable at maturity.  In no event shall any agreed-to or actual exaction as consideration for this Debenture exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

3.

Stock Dividends and Stock Splits.  If the Company, at any time while this Debenture is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (collectively, “Common Stock Equivalents”); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 3 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

4.

Affirmative Covenants.  The Company covenants and agrees that, so long as this Debenture shall be outstanding, it will perform the obligations set forth in this Section 4:

A.

Maintenance of Existence.  The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company; and

B.

Books and Records.  The Company will at all times keep true and correct books, records and accounts reflecting its business affairs.  Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Holder or its agents.

5.

Events of Default

A.

The term “Event of Default” shall mean any of the events set forth in this Section 5.A.:

(i)

Non-Payment of Obligations.  The Company shall default in the payment of the Principal Amount or accrued interest of this Debenture as and when the same shall become due and payable, whether by acceleration or otherwise.

(ii)

Non-Performance of Affirmative Covenants.  The Company shall materially default in the due observance or performance of any covenant set forth in Section 4.

(iii)

Bankruptcy, Insolvency, etc.  The Company shall:

(a)

apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company, or make a general assignment for the benefit of creditors; or

(b)

permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.

B.

Action if Bankruptcy.  If any Event of Default described in clause (iii) of Section 5.A. shall occur, the outstanding Principal Amount of this Debenture and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

C.

Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clause (iii) of Section 5.A.) shall occur for any reason, whether voluntary or involuntary, and be continuing, for thirty (30) days after written notice thereof by Holder to the Company, during which period such Event of Default is not cured, the Holder may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount of the Debenture, together with interest accrued thereon, to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid principal amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

6.

Miscellaneous.

A.

Parties in Interest.  All covenants, agreements and undertakings in this Debenture binding upon the Company or the Holder shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Holder, respectively, whether so expressed or not.

B.

Governing Law; Forum.   This Debenture shall be governed by the laws of the State of Ohio as applied to contracts entered into and to be performed entirely within the State of Ohio and the parties consent to the jurisdiction of the courts of the State of Ohio and the United States District Courts situated in Hamilton County, Ohio.

C.

Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN

CONNECTION WITH, THIS DEBENTURE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE HOLDER OR THE COMPANY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER PURCHASING THIS DEBENTURE.

D.

Notice.  All notices shall be in writing, and shall be deemed given when actually delivered to a party at its address and in accordance with the procedure set forth in the Agreement.

E.

No Waiver.  No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

IN WITNESS WHEREOF, this Debenture has been executed and delivered on the date specified above by the duly authorized representative of the Company.

GLOBAL BOATWORKS HOLDINGS, INC.

By:________________________________

Name: Robert Rowe

Title: Chief Executive Officer

EXHIBIT “A”

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Debenture)

TO:

The undersigned hereby irrevocably elects to convert $__________________ of the principal amount of Debenture No. ____ into Shares of Common Stock of GLOBAL BOATWORKS HOLDINGS, INC., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Amount to be converted:	$
Conversion Price:	$
Number of shares of Common Stock to be issued:
Amount of Debenture Unconverted:	$

Please issue the shares of Common Stock in the following name and to the following address:
Issue to:

Authorized Signature:
Name:
Title:
Broker DTC Participant Code:
Account Number:

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